Exhibit 99.1

AMERICAN FINANCIAL

REALTY TRUST

FOR IMMEDIATE RELEASE

CONTACT:	Muriel S. Lange
Investor Relations
Telephone: 215-887-2280
Email: mlange@afrt.com website: www.afrt.com

AMERICAN FINANCIAL REALTY TRUST ANNOUNCES

CONTRACT TO ACQUIRE 8.2 MILLION SQUARE FOOT PORTFOLIO

FROM A MAJOR NATIONAL BANK

JENKINTOWN, Pa., May 11, 2004 – American Financial Realty Trust (NYSE: AFR), a real estate investment trust focused on acquiring and leasing properties occupied by financial institutions, today announced that it has signed a contract to acquire a portfolio of 150 properties, totaling approximately 8.2 million square feet, from a major national bank for an aggregate purchase price of approximately $547 million. The portfolio composition includes bank branches and both large and small office buildings. The Company expects to complete the acquisition in the third quarter. The seller, which is rated ‘A’ or better by Standard and Poor’s, will be identified prior to closing.

Upon completion of the transaction, the seller will lease approximately 5.0 million square feet in the portfolio for a 20-year term at an annual triple net rental rate equal to approximately 8.5% of the Company’s purchase price for the leased space, and will lease an additional 1.1 million square feet of space on a temporary basis for rent equal to operating expenses for the properties. A portion of the portfolio is currently leased to third parties, while the remainder of the portfolio will be acquired vacant. Within the portfolio, American Financial intends to acquire 24 non-core properties, aggregating approximately 2.0 million square feet, and to immediately commence marketing these properties for sale. Assuming sale of these properties, the seller’s occupancy within the portfolio will rise to over 80%.

“We are extremely pleased to announce this major portfolio transaction,” said Nicholas S. Schorsch, president and chief executive officer of American Financial. “This transaction runs to the core of our acquisition strategy, as it includes both bank branches and office buildings. We believe that the portfolio offers significant growth potential through dispositions of non-core assets and the lease-up of acquired vacancy.”

Mr. Schorsch added, “This transaction is not scheduled to close until the third quarter. Thus, we have ample time to review various financing alternatives for the portfolio, as well as the Bank of America portfolio transaction announced yesterday.”

About American Financial Realty Trust

American Financial Realty Trust is a self-administered, self-managed real estate investment trust that acquires properties from, and leases properties to, regulated financial institutions. The Company owns and manages its assets primarily under long-term triple net and bond net leases with banks. The Company is led by chief executive officer Nicholas S. Schorsch and non-executive chairman Lewis S. Ranieri. The Company is traded on the New York Stock Exchange under the ticker symbol AFR.

For more information on American Financial Realty Trust, visit the Company’s website at www.afrt.com.

Forward-Looking Statements

The forward-looking statements contained in this release are statements that are subject to various risks and uncertainties, including the uncertainties associated with the availability, timing and occurrence of transaction closings and changes in real estate and general market conditions. American Financial does not undertake a duty to update forward-looking statements. It may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.